Exhibit 99.1

PRESS RELEASE                                 Source: Hudson Holding Corporation

HUDSON HOLDING CORPORATION ANNOUNCES PRIVATE SALE OF SECURITIES

Tuesday January 10, 4:05 pm ET

JERSEY CITY, N.J., Jan. 10 /PRNewswire-FirstCall/ -- Hudson Holding Corporation (OTC Bulletin Board: HDHL.OB - News) announced today the sale of 6,581,076 shares of its common stock, representing approximately 24.24% of its outstanding shares of common stock after such sale, to Kenneth Pasternak, a private investor. Mr. Pasternak has held numerous positions in the securities industry over a 27 year career. Presently, Mr. Pasternak is the Chief Executive Officer of Chestnut Ridge Capital, LLC, a hedge fund. Mr. Pasternak previously co-founded Knight Capital Group (formerly Knight Securities, LP) in 1995, and served as its Chairman and Chief Executive Officer from 1995 to 2001. Knight Capital Group is a leading provider of comprehensive trade execution and asset management services which offers institutions and broker- dealers trade execution across the equity markets.

"We are extremely pleased that Mr. Pasternak has chosen to make an investment in our company. We believe that this investment reflects Mr. Pasternak's confidence in the relevance of the market-maker model by one of the pioneers in the industry," said Keith Knox, President of Hudson Holding Corporation. Mr. Knox added, "Mr. Pasternak is an investor whom we believe is extremely familiar with our industry and our business model."

The Company intends to use a portion of the proceeds to enhance its technology infrastructure, thus allowing it to further its strategic plan of becoming a scale player within the market making and execution services industry.

"'With the interests of our stockholders, customers and employees in mind, we are acutely focused on our plan to build a world-class organization, and investment in our technology infrastructure is a critical component in our attempt to achieve that goal," said Marty Cunningham, Chairman and CEO of Hudson Holding Corporation.

"The markets are at an important crossroads where execution providers are optimizing the right blend of technology and human capital, creating value for investors. I believe that Hudson is well positioned to be part of this changing landscape providing added value to customers," added Mr. Pasternak.

At this time it is not contemplated that Mr. Pasternak will have a formal role or direct involvement in the Company, or in the day-to-day operations of its wholly-owned subsidiary Hudson Securities.

Hudson Holding Corporation, through its wholly owned subsidiary, Hudson Securities, Inc., operates as a registered broker-dealer of securities in the United States. It provides institutional trading and retail brokerage services. The company makes markets in approximately 7,000 securities, including Nasdaq, OTCBB, and Pink Sheets. Hudson's customers include firms that require liquidity to complete stock trades; funds whose investment decisions call for shifts into or out of certain stocks; retail customers; professional traders who want to establish or liquidate their positions; and retail brokerage firms. Hudson Securities was founded in 1984.

Note on Forward-Looking Statements:

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Hudson Holding Corporation undertakes no obligation to update publicly any forward-looking statements.


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Source: Hudson Holding Corporation